                                  SCHEDULE 14A
                                 (Rule 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE DEF 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                 Nations Government Income Term Trust 2003, Inc.
--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:   N/A
                                                                        --------
     2)  Aggregate number of securities to which transaction applies:    N/A
                                                                     ---------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction: N/A
                                                         -----
     5)  Total fee paid: N/A
                        -----
( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid: N/A
                                -----
     2)  Form, Schedule, or Registration Statement No.: N/A
                                                       -----
     3)  Filing Party: N/A
                      -----
     4)  Date Filed: N/A
                    -----

       CHRISTIAN H. POINDEXTER         Constellation Energy Group, Inc.
       Chairman of the Board                        250 W. Pratt Street
       and Chief Executive Officer            Baltimore, Maryland 21201

[Constellation Energy Logo]





         March 9, 2001




         Dear Shareholder:


         You are invited to attend our annual meeting of shareholders to be held on Friday, April 27, 2001, at 10:00 a.m. in the 2nd floor conference room, of the Gas and Electric Building, located at 39 West Lexington Street in downtown Baltimore. Enclosed is our 2000 annual report to shareholders for your review.


         At the meeting, I will review our 2000 performance and answer shareholder questions. In addition, shareholders will be voting on the following business matters: the election of Class II directors, the ratification of our independent accountants for 2001, and two shareholder proposals.


         We've enclosed a proxy card that lists all matters that require your vote. Please complete your proxy card and return it promptly in the pre-addressed, postage paid envelope provided. This will allow your shares to be voted whether or not you plan to attend the meeting. If you plan to be at the meeting, please check the box on your proxy card. By returning your proxy card promptly, you may save the company the expense of a second mailing.


         The Gas and Electric Building is handicapped-accessible. In addition, if you need any special accommodations, please indicate them on your proxy card.


         Thank you for your continued support of Constellation Energy Group, Inc.




         Sincerely,
         /s/ C. H. Poindexter

[Constellation Energy Logo]




                        Constellation Energy Group, Inc.
                              250 W. Pratt Street
                              Baltimore, MD 21201


                   Notice of Annual Meeting of Shareholders






         To the Owners of Common Stock of
         Constellation Energy Group, Inc.:


           Our annual meeting of shareholders will be held on Friday, April 27, 2001 at 10:00 a.m., in the 2nd floor conference room of the Gas and Electric Building, 39 West Lexington Street, Baltimore, Maryland, to:


            1. elect six Class II directors to serve for three-year terms expiring in 2004,


            2. ratify PricewaterhouseCoopers LLP as our independent accountants for 2001,


            3.  vote on a shareholder proposal concerning confidential voting,


            4. vote on a shareholder proposal concerning investing in clean energy, and


            5. transact any other business that properly comes before the meeting.


         The Board of Directors recommends a vote "FOR" Items 1 and 2 and "AGAINST" Items 3 and 4.


            We discuss the above business matters in more detail in the attached Proxy Statement.


            The stock transfer books will not be closed before the annual meeting. Only common shareholders of record at the close of business on February 20, 2001 will be entitled to vote.

                                                David A. Brune
                                                   Secretary


         March 9, 2001

                               TABLE OF CONTENTS



                                                                                    Page
                                                                                   -----
Questions and Answers on Voting Procedures .....................................     1
Matters You Are Voting On ......................................................     3
Proposal No. 1 -- Election of Constellation Energy Directors ...................     4
  Class II Director Nominees for Terms to Expire in 2004 .......................     4
  Class I Directors Whose Terms Expire in 2003 .................................     4
  Class III Directors Whose Terms Expire in 2002 ...............................     5
  Committees of the Board of Directors .........................................     7
  Directors' Compensation ......................................................     7
  Certain Relationships and Transactions .......................................     8
  Compensation Committee Interlocks and Insider Participation ..................     8
  Report of the Audit Committee ................................................     9
  Security Ownership ...........................................................     9
  Executive Compensation .......................................................    11
   2000 Summary Compensation Table .............................................    11
   Option Grant Table ..........................................................    12
   Aggregated Option Exercises and Year End Option Values ......................    12
   Long-Term Incentive Plan Table ..............................................    12
   Pension Benefits ............................................................    13
   Severance Agreements ........................................................    14
  Common Stock Performance Graph ...............................................    15
  Report of Committee on Management on Executive Compensation ..................    15
Proposal No. 2 -- Ratification of PricewaterhouseCoopers LLP as Independent
  Accountants for 2001 .........................................................    18
Proposal No. 3 -- A Shareholder Proposal Concerning Confidential Voting ........    19
Proposal No. 4 -- A Shareholder Proposal Concerning Investing in Clean Energy ..    21
Submission of Shareholder Proposals for Next Year ..............................    22
Exhibit I -- Charter of the Audit Committee of the Board of Directors ..........    23



Table of Contents

                        Constellation Energy Group, Inc.
                                 Proxy Statement
                    QUESTIONS & ANSWERS ON VOTING PROCEDURES

Who is entitled to vote at the annual meeting, and how many votes do they have?

Common shareholders who own shares as of February 20, 2001 may vote at the meeting. Each share has one vote. There were 150,738,640 shares of common stock outstanding on that date.


When are the enclosed solicitation materials first given to shareholders?

The enclosed annual report and proxy voting form, together with this Notice of Annual Meeting and Proxy Statement, were first sent, or given, to shareholders on Friday, March 9, 2001.


What is a quorum of shareholders, and how many votes does it take to pass each matter?

A quorum is the presence at the annual meeting in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast. Since there were 150,738,640 shares of common stock outstanding on February 20, 2001, 75,369,321 shares is a quorum. Broker non-votes, abstentions and withhold-authority votes count for purposes of determining a quorum. We must have a quorum to conduct the meeting. If a quorum of shareholders is present at the meeting, we need a plurality of all the votes cast to elect each director, and a majority of all the votes cast to pass each of the other matters. Broker non-votes, abstentions and withhold-authority votes do not count as votes cast.


How do I vote?

You must be present, or represented by proxy, at the annual meeting in order to vote your shares. Since many of our shareholders are unable to attend the meeting in person, we send proxy cards to all of our shareholders.


If my shares are held in "street name" by my broker, will my broker vote my shares for me?

Your broker has discretion to vote only for the election of directors and ratification of the independent accountants. Your broker cannot vote your shares on the two shareholder proposals without your instructions. You should direct your broker to vote your shares on these matters, following the instructions on your voting card.


What is a proxy?

A proxy is a person you appoint to vote on your behalf. We solicit proxies so that all common shares may be voted at the annual meeting. You must complete and return the enclosed proxy card to have your shares voted by proxy by Constellation Energy management.


By completing and returning the proxy card, who am I designating as my proxies?


You will be designating Edward A. Crooke, Jerome W. Geckle and Christian H. Poindexter as your proxies.


How will my proxy vote my shares?

Your proxies will vote according to the instructions on your proxy card. If you complete and return your proxy card but do not indicate your vote on the matters, your proxies will vote "FOR" Items 1 and 2 and




                                        Questions & Answers on Voting Procedures

"AGAINST" Items 3 and 4. Also, your proxy card will give your proxies authority to vote, using their best judgment, on any other business that properly comes before the meeting.


How do I vote using my proxy card?

There are three steps.

   1. Vote on each of the matters as follows:

       o Item 1. The names of the six Class II directors to serve three year terms are listed on your proxy card. You have three options:

         o Option 1. To vote for all six directors, you check the box marked "FOR."

         o Option 2. To vote for some of the directors and against the rest, you check the box marked "FOR" and then draw a line through the names of the directors that you want to vote against.

         o Option 3. To abstain from voting for all six directors (that is, not vote for or against any of the directors), you check the box marked "WITHHOLD AUTHORITY."

       o Items 2, 3 and 4. You check the box "FOR," or "AGAINST," or "ABSTAIN" (to cast no vote).

   2. Sign and date your proxy card. If you do not sign and date your proxy card, your votes cannot be counted.

   3. Mail your proxy card in the pre-addressed, postage-paid envelope.


Remember to check the box on your proxy card if you plan to attend the annual meeting.

How do I revoke my proxy?

You may revoke your proxy at any time before your shares are voted at the annual meeting by:

   o notifying our Corporate Secretary, David A. Brune, in writing at 250 W. Pratt Street, 20th Floor, Baltimore, MD 21201, that you are revoking your proxy; or

   o completing and sending in another proxy card at a later date; or

   o attending the annual meeting and voting by ballot.


Why might I receive more than one proxy card? Should I vote on each proxy card I receive?

First, you may have various accounts with us that are registered differently, perhaps in different names or different social security or federal tax identification numbers. Second, you may also own shares indirectly through your broker or our Employee Savings Plan. Your broker or our plan trustee will send you a proxy card for these shares. You should vote on each proxy card you receive and mail it to the address shown on the proxy card. If Employee Saving Plan participants do not vote their shares, the Plan trustee will vote the shares in the same proportion as the trustee was instructed to vote shares for which it received voting instruction cards.


Can I vote by proxy even if I plan to attend the annual meeting?

Yes. If you vote by proxy, you do not need to fill out a ballot at the annual meeting, unless you want to change your vote.





Questions & Answers on Voting Procedures

Who is soliciting my proxy, how is it being solicited, and who pays the cost?

Constellation Energy, on behalf of the Board of Directors, through its directors, officers and employees, is soliciting proxies primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. Georgeson Shareholder Communications, Inc., a proxy solicitation firm, will be assisting us for a fee of approximately $13,500 plus out-of-pocket expenses. Constellation Energy pays the cost of soliciting proxies.


                           MATTERS YOU ARE VOTING ON

Proposal No. 1  Election of Constellation Energy Directors
     The Board is divided into three classes (i.e. Class I, Class II and Class
III), with one class of directors elected at each annual meeting of shareholders for a three-year term. H. Furlong Baldwin, James T. Brady, Beverly
B. Byron, James R. Curtiss, Jerome W. Geckle and George L. Russell, Jr. have been nominated by the Board for election as Class II directors at the annual meeting for terms of three years each and until their respective successors are duly elected and qualified. Each of the nominated directors agrees to serve if elected. However, if for some reason one of them is unable to accept nomination or election, your proxies will vote for the election of another person nominated by the Board of Directors, unless the Board reduces the number of directors. Biographical information for each of the nominees and other information about them is presented beginning on page 4. The Board of Directors recommends a vote "FOR" each Director Nominee.


Proposal No. 2 Ratification of PricewaterhouseCoopers LLP as Independent
             Accountants for 2001

     This proposal is to ratify our selection of PricewaterhouseCoopers LLP as our independent accountants for 2001. See Proposal No. 2 on page 18. The Board of Directors recommends a vote "FOR" this proposal.


Proposal No. 3 Shareholder Proposal Concerning Confidential Voting

     A shareholder proposal concerning confidential voting and our Board of Directors' response begin on page 18. The Board of Directors recommends a vote "AGAINST" this proposal.


Proposal No. 4 Shareholder Proposal Concerning Investing in Clean Energy

     A shareholder proposal concerning investing in clean energy and our Board of Directors' response begin on page 21. The Board of Directors recommends a vote "AGAINST" this proposal.


Other Business Matters

     The Board of Directors is not aware of any other business for the annual meeting. However, if any:

   o other matters come before the meeting that have not been timely filed by a shareholder in accordance with the Company's advance notice provision in its by-laws,

   o of the persons named to serve as directors are unable to serve or for good cause will not serve,

   o shareholder proposal which is not in this proxy statement or on the proxy card pursuant to Rule 14a-8 or 14a-9 of the Securities Exchange Act of 1934 is presented for action at the meeting, or

   o matters concerning the conduct of the meeting are presented for action then shareholders present at the meeting will vote on such items. If you are represented by proxy, your proxies will vote your shares using their best judgment.





                                                       Matters You Are Voting On

         PROPOSAL NO. 1 -- ELECTION OF CONSTELLATION ENERGY DIRECTORS

            CLASS II DIRECTOR NOMINEES FOR TERMS TO EXPIRE IN 2004

H. Furlong Baldwin, age 69, a director since April 1999, is Chairman of the Board of Mercantile Bankshares Corporation (a bank holding company). Until March 1, 2001, he was also its President and Chief Executive Officer, and Chairman of the Board and Chief Executive Officer of Mercantile-Safe Deposit & Trust Company. He is also a director of The St. Paul Companies, CSX Corporation, Offitbank and Wills Group LLC, and Governor of The National Association of Securities Dealers, Inc. Mr. Baldwin was a director of Baltimore Gas and Electric Company from 1988 to April 1999.

James T. Brady, age 60, a director since May 1999, is the Managing Director -
   Mid-Atlantic of Ballantrae International, Ltd., a management consulting firm, and the former secretary of the Maryland Department of Business & Economic Development where he served from 1995 to 1998. He was also a managing partner for Arthur Andersen LLP from 1985 to 1995. Mr. Brady is a director of McCormick & Company, Inc., AllFirst Financial, Inc. and AllFirst Bank. Mr. Brady also was a director of Constellation Enterprises, Inc. from March 1998 to May 1999.

Beverly B. Byron, age 68, a director since April 1999, served as a Maryland
   Congresswoman in the United States House of Representatives from 1978 to 1993. She is also a director of CareFirst, Inc., the holding company for CareFirst of Maryland, Inc. (formerly Blue Cross and Blue Shield of Maryland, Inc.), Farmers & Mechanics Bank and Logistics Management Institute. Ms. Byron was a director of Baltimore Gas and Electric Company from 1993 to April 1999.

James R. Curtiss, age 47, a director since April 1999, is a partner in the law firm of Winston & Strawn. From 1988 to 1993, he served as a Commissioner of the United States Nuclear Regulatory Commission. He is also a director of Cameco Corporation (owner and operator of uranium mines). Mr. Curtiss was a director of Baltimore Gas and Electric Company from 1994 to April 1999.

Jerome W. Geckle, age 71, a director since April 1999, retired as Chairman of the Board of PHH Corporation (vehicle, relocation, and management services) in 1989. He was also a director of AllFirst Financial, Inc. and AllFirst Bank until his retirement in April 2000. Mr. Geckle was a director of Baltimore Gas and Electric Company from 1980 to April 1999.

George L. Russell, Jr., age 71, a director since April 1999, has been an Attorney at Law in the law firm of Peter G. Angelos since January 1, 2000. Prior to that, Mr. Russell was Senior Counsel in the law firm of Piper & Marbury L.L.P. He is also Chairman of the Board of Directors of the Federal Reserve Bank of Richmond - Baltimore Branch. Mr. Russell was a director of Baltimore Gas and Electric Company from 1988 to April 1999.

                 CLASS I DIRECTORS WHOSE TERMS EXPIRE IN 2003

Douglas L. Becker, age 35, a director since April 1999, has been Chairman and Chief Executive Officer of Sylvan Learning Systems, Inc. since February 2000 and was President and Co-Chief Executive Officer of Sylvan Learning Systems, Inc. from February 1991 to February 2000. He is also Founder and Principal of Sterling Capital, LTD., an investment company. Mr. Becker is also a director of Caliber Learning Network, Inc. Mr. Becker was a director of Baltimore Gas and Electric Company from October 1998 to April 1999.




Class II Director Nominees
for Terms to Expire in 2004

J. Owen Cole, age 71, a director since April 1999, was also a director of AllFirst Financial, Inc. (a bank holding company and formerly First Maryland Bancorp) and AllFirst Bank (formerly The First National Bank of Maryland) from January 1998 until his retirement in April 2000. At both companies he served as Chairman of the Trust Committee from 1994 to 1997. From January 1995 to December 1996, he was Chairman of the Board of Blue Cross and Blue Shield of Maryland, Inc. Mr. Cole was a director of Baltimore Gas and Electric Company from 1977 to April 1999.

Dan A. Colussy, age 69, a director since April 1999, is Chairman of the Board and Chief Executive Officer of Iridium Satellite LLC, a satellite communications firm. He was Chairman of the Board of CareFirst, Inc., the holding company for CareFirst of Maryland, Inc. (formerly Blue Cross and Blue Shield of Maryland, Inc.) from January 1998 to December 1999. He was Chairman of the Board of Blue Cross and Blue Shield of Maryland, Inc., from January 1997 to January 1998, and Chairman-Elect in 1996. He was Chairman of the Board, President and Chief Executive Officer of UNC Incorporated (aviation services) from October 1995 until his retirement in November 1997. Mr. Colussy was a director of Baltimore Gas and Electric Company from 1992 to April 1999.

Edward A. Crooke, age 62, a director since April 1999, returned from retirement in October 2000 to serve as Vice Chairman of Constellation Energy and Vice Chairman and director of Baltimore Gas and Electric Company. He previously was Vice Chairman of Constellation Energy from April 1999 until his retirement on January 1, 2000. He also served as President and Chief Operating Officer of Baltimore Gas and Electric Company from 1992 to 1998, Vice Chairman from 1998 to 1999 and as a director from 1988 to April 1999.

   Prior to his January 1, 2000 retirement, he also served as a director, Chairman of the Board, President and Chief Executive Officer of Constellation Enterprises, Inc., the parent company of most of Constellation Energy's unregulated subsidiaries. He also had served as a director of each of Constellation Enterprises, Inc.'s direct subsidiaries and most of its indirect subsidiaries, and was Chairman of the Board of each of the direct subsidiaries until he retired.

   He is also a director of AllFirst Financial, Inc., AllFirst Bank, AEGIS Insurance Services, Inc., Associated Electric & Gas Insurance Services, Limited, Baltimore Equitable Society, Orion Power Holdings, Inc. and Corporate Office Properties Trust.

Michael D. Sullivan, age 61, a director since April 1999, has been Chairman of the Board of Golf America Stores, Inc. (golf apparel retailing), since October 1996. He was also Chairman of the Board of ProAxon International, LLC (hair care products and restoration) from 1995 to 1997, and Jay Jacobs, Inc. (specialty apparel retailing), from 1997 to July 1999. Additionally, Mr. Sullivan was a director of Baltimore Gas and Electric Company from 1992 to April 1999.

   He was Chief Executive Officer and President of Merry-Go-Round Enterprises, Inc. (specialty retailing) from 1982 to 1994. That company filed a reorganization petition under Chapter XI of the Federal bankruptcy law in January 1994 and a bankruptcy petition under Chapter VII of the Federal bankruptcy law in March 1996, and subsequently was liquidated.

                CLASS III DIRECTORS WHOSE TERMS EXPIRE IN 2002

Roger W. Gale, age 54, a director since May 1999, is Head of Energy Practice for PA Consulting, a member of the PA Management Group, formerly PHB Hagler Bailly where he held the position of President and Chief Executive Officer from May 1999 until October 2000. From 1988 to April 1999 he served as President for the Washington International Energy Group. All of these companies provide energy consulting




                                                             Class III Directors
                                                      Whose Terms Expire in 2002
   services. Mr. Gale also was a director of Constellation Enterprises, Inc. from March 1998 to May 1999, and a director of Constellation Holdings, Inc. from January 1995 to March 1998.

Dr. Freeman A. Hrabowski III, age 50, a director since April 1999, has been
   President of the University of Maryland Baltimore County since 1993. He is also a director of the Baltimore Equitable Society, McCormick & Company, Inc., and Mercantile Bankshares Corporation. Dr. Hrabowski was a director of Baltimore Gas and Electric Company from 1994 to April 1999.

Robert J. Hurst, age 55, a director since October 2000, is a director and Vice
   Chairman of The Goldman Sachs Group, Inc. ("GSG") and has been Vice Chairman since May 1999. He is also a managing director of Goldman, Sachs & Co. ("GS"), an indirect wholly-owned subsidiary of GSG, was Vice Chairman of The Goldman Sachs Group, L.P., GSG's predecessor, from February 1997 to May 1999, and served as its Head or Co-Head of Investment Banking from December 1990 to November 1999. He is also a director of VF Corporation (apparel manufacturer), IDB Holding Corporation Ltd., (multi-industry corporation based in Israel) and AirClic Inc.

Nancy Lampton, age 58, a director since April 1999, has been Chairman and Chief
   Executive Officer of American Life and Accident Insurance Company of Kentucky, since 1971 and has been Chairman and Chief Executive Officer of its holding company, Hardscuffle, Inc., since January 2000. She is also a director of Brinly-Hardy Corporation, Duff & Phelps Utility Income Fund, and Radkowsky Thorium Power Corporation (designers of non-proliferative fuel for nuclear energy needs). Ms. Lampton was a director of Baltimore Gas and Electric Company from 1994 to April 1999.

Adm. Charles R. Larson, age 64, a director since April 1999, served as
   Superintendent of the U.S. Naval Academy from 1994 until he retired in 1998 with more than 40 years naval service. He also was Commander-in-Chief of the U.S. Pacific Command from 1991 to 1994. He serves as a director of Northrop Grumman Corp., Fluor Global Services, and EDGE Technologies, Inc. Admiral Larson was a director of Baltimore Gas and Electric Company from October 1998 to April 1999.

Christian H. Poindexter, age 62, has been Chairman of the Board, Chief
   Executive Officer and a director of Constellation Energy since its inception in May 1999, and was President until October 2000. He held similar positions with Baltimore Gas and Electric Company, Constellation Energy's predecessor, since 1993. He remains Chairman of the Board of Baltimore Gas and Electric Company, was Chief Executive Officer until July 2000 and President from 1998 until October 2000. Mr. Poindexter also serves as a director of Constellation Enterprises, Inc., the parent company for most of Constellation Energy's unregulated businesses, Constellation Nuclear, LLC, and Constellation Power Source Holdings, Inc., and many of their subsidiaries.

   In addition, he is a trustee of Johns Hopkins University and a director of Johns Hopkins Medicine Board, U.S. Naval Academy Foundation, Mercantile Bankshares Corporation, Mercantile-Safe Deposit & Trust Company, Baltimore Life Companies and Nuclear Electric Insurance Limited.

Mayo A. Shattuck III, age 46, a director since May 1999, has been Co-Chairman and Co-Chief Executive Officer of DB Alex. Brown, LLC and Deutsche Banc Securities, Inc. since June 1999. From 1997 to June 1999, he was Vice Chairman of Bankers Trust Corporation. From 1991 to 1997, Mr. Shattuck was President and Chief Operating Officer and a director of Alex. Brown Inc., which merged with Bankers Trust in September 1997. Mr. Shattuck also was a director of Constellation Enterprises, Inc. from March 1998 to May 1999, and a director of Constellation Holdings, Inc. from January 1994 to March 1998.




Class III Directors
Whose Terms Expire in 2002

                     COMMITTEES OF THE BOARD OF DIRECTORS

Executive Committee: Has limited powers to act on behalf of the Board between meetings of the Board. May not declare dividends, authorize the issuance of stock (unless the Board has already given general authorization for such issuance), recommend to shareholders any action requiring shareholder approval, amend the by-laws, or approve mergers or share exchanges that do not require shareholder approval. Mr. Poindexter is Chairperson, and Messrs. Baldwin, Crooke, Russell, Shattuck and Sullivan are members. The committee met 1 time in 2000.

Audit Committee: Oversees Constellation Energy's auditing, accounting, financial reporting and internal control functions, recommends
   Constellation Energy's independent accounting firm and reviews their services. All members are non-employee directors. The committee met 3 times in 2000. Mr. Cole is Chairperson, and Messrs. Becker, Brady and Russell are members.

Committee on Nuclear Power: Monitors performance and safety at the Calvert
   Cliffs Nuclear Power Plant. The committee met 2 times in 2000. Mr. Curtiss is Chairperson, Mrs. Byron and Messrs. Hrabowski and Larson are members.

Committee on Management: Considers and recommends to the Board nominees for officers and nominees for election as directors, including nominees recommended by shareholders. Makes recommendations concerning directors' and officers' compensation. All members are non-employee directors. The committee met 7 times in 2000. Mr. Geckle is Chairperson, and Messrs. Cole, Colussy, Shattuck and Sullivan are members.

   A shareholder who wishes to recommend a nominee for director should submit the recommendation in writing to the Corporate Secretary, Constellation Energy Group, Inc., 250 W. Pratt Street, 20th Floor, Baltimore, MD 21201.

Committee on Workplace Diversity: Provides input on setting goals and developing strategies to achieve employee diversity. Oversees the implementation of the strategies and evaluates results. The committee met 2 times in 2000. Mrs. Byron is Chairperson, and Messrs. Brady, Hrabowski, Russell and Ms. Lampton are members.

Long Range Strategy Committee: Oversees the development and appropriateness of Constellation Energy's long range strategic goals. Reviews major regulatory, environmental and public policy issues and technology advances which may affect operations. The committee did not meet in 2000. Mr. Baldwin is Chairperson, and Messrs. Becker, Colussy, Crooke, Gale, Geckle, Hurst, Larson, Sullivan and Ms. Lampton are members.

Risk Management Committee: Oversees the development and execution of Constellation Energy's risk management policies and processes. The committee did not meet in 2000. Mr. Shattuck is Chairperson, and Messrs. Crooke, Curtiss, Gale, Hurst and Larson are members.

                            DIRECTORS' COMPENSATION

     The Board met 11 times for regularly scheduled meetings in 2000. Each of the directors, with the exception of Messrs. Becker and Colussy, attended 75% or more of the total number of meetings of the Board and of any committees on which the director served.

     We do not pay directors who are also employees of Constellation Energy or its subsidiaries for their service as directors. In 2000, non-employee directors received the following compensation:

      o $1,250 fee for each regular, committee or special Board meeting attended



                                                               Committees of the
                                                              Board of Directors

       o directors may defer receipt of some or all of their fees

      o $26,000 annual retainer, and a $3,500 annual retainer for each committee chairperson

       o half of these retainers are invested in deferred stock units (explained below), and directors may elect to invest some or all of the other half of their retainers in deferred stock units

      o reasonable travel expenses to attend the meetings

     Deferred stock units are bookkeeping entries that track the performance of Constellation Energy common stock and are not actual shares of stock. The bookkeeping entries reflect Constellation Energy common stock price changes, dividends, stock splits and other capital changes. At the end of their Board service, directors receive cash based on the value of their deferred stock units.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

     One of our directors, James R. Curtiss, is a partner at the law firm of Winston & Strawn. Baltimore Gas and Electric Company paid fees to this firm for legal services rendered in 2000.

     One of our directors, Robert J. Hurst, is a director and Vice Chairman of The Goldman Sachs Group, Inc. ("GSG") and has been its Vice Chairman since August 1998. Mr. Hurst is also a managing director of Goldman, Sachs & Co. ("GS"), an indirect wholly-owned subsidiary of GSG. GS, a NASD member, is an investment banking firm that regularly performs services such as acting as financial advisor and serving as principal or agent in the purchase and sale of securities. GS provided underwriting and re-marketing agent services to Constellation Energy and its affiliates in 2000 and is expected to do so in the future. Constellation Power Source, Inc. ("CPS"), a wholly-owned indirect subsidiary of Constellation Energy, and GS and certain of its affiliates are parties to an agreement whereby GS and such affiliates are entitled to certain fees for risk management and other services provided in connection with CPS' marketing and trading business. This agreement will terminate at the closing of the investment transaction described below.

     Constellation Energy announced on October 23, 2000 that it would be separating its merchant energy business from its retail services business. An affiliate of GSG is expected to contribute $250 million and certain other assets and become an equity owner in Constellation Energy's merchant energy business. In addition, GS will assist in developing the merchant energy business' natural gas trading and marketing operations. In addition, Constellation Energy has entered into an agreement to engage GS as its investment banker, subject in each case to the negotiation of a mutually agreed upon engagement letter as to fees and other terms and conditions, with respect to some mergers and acquisition transactions.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Christian H. Poindexter, Chairman of the Board and Chief Executive Officer of Constellation Energy, serves on the Compensation Committee of Mercantile Bankshares Corporation and its subsidiary, Mercantile-Safe Deposit and Trust Company. H. Furlong Baldwin, a director of Constellation Energy, is Chairman of the Board of Mercantile Bankshares Corporation and was Chairman and Chief Executive Officer of Mercantile-Safe Deposit and Trust Company.

     The Company and certain of its subsidiaries maintain a banking relationship with Mercantile-Safe Deposit and Trust Company, of which Mr. Baldwin was Chairman and Chief Executive Officer. As of December 31, 2000 letters of credit issued on behalf of the Company and certain of its subsidiaries were outstanding in the amount of $5,028,916. The letters of credit were obtained on competitive terms and in the ordinary course of business.





Certain Relationships and Transactions

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees Constellation Energy's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements for the year ended December 31, 2000 with management.

     The Committee also reviewed the audited financial statements with the independent auditors, PricewaterhouseCoopers LLP (PwC), who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles in the United States. The Committee has received and discussed with PwC the written disclosures and the letter from PwC as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In addition, the Committee has discussed with PwC their independence from management and Constellation Energy and has considered whether non-audit services provided to Constellation Energy are consistent with maintaining PwC's independence. The Committee also discussed with PwC the matters required by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380).

     Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Board of Directors has adopted a written charter for the Committee, a copy of which is attached. Each of the Audit Committee members is independent as defined by the New York Stock Exchange. Attached to this report as Exhibit I, is a copy of the Committee's charter.
          J. Owen Cole, Chairperson           James T. Brady
          Douglas L. Becker                   George L. Russell, Jr.

                              SECURITY OWNERSHIP


Stock Ownership of Five Percent Beneficial Owners
     As of February 14, 2001 to the knowledge of the Board, the only person beneficially owning 5% or more of Constellation Energy common stock was:


                                             Amount of
    Name and address           Title        beneficial     Percent
  of beneficial owner        of class        ownership     of class
-----------------------   --------------   ------------   ---------
 Capital Research and      Common Stock    8,172,500(1)   5.4%
  Management Company
 333 South Hope Street
 Los Angeles, CA 90071

(1) According to Schedule 13G dated February 12, 2001, filed by Capital Research and Management Company, it has sole dispositive power with respect to 8,172,500 shares of Constellation Energy common stock.




                                                                   Report of the
                                                                 Audit Committee

Stock Ownership of Directors and Executive Officers

     The following table shows as of February 14, 2001 the beneficial ownership of Constellation Energy common stock of each director, the five named executive officers shown in the Summary Compensation Table on page 11, and all directors and executive officers as a group. If the individual participates in Constellation Energy's Shareholder Investment Plan, Long-Term Incentive Plan or Employee Savings Plan, those shares are included. Each of the individuals listed in the table, as well as all directors and executive officers as a group, beneficially owned less than 1% of Constellation Energy's outstanding common stock. None of them beneficially own shares of any other class of our or any subsidiaries' equity securities.



                                               Beneficial Ownership        Deferred
Name                                         (Shares of Common Stock)     Stock Units
-----------------------------------------   --------------------------   ------------
   H. Furlong Baldwin ...................                 750                5,718
   Douglas L. Becker ....................                 300                1,382
   James T. Brady .......................                 300                1,463
   Thomas F. Brady ......................              26,032
   Beverly B. Byron .....................               1,500                2,203
   J. Owen Cole(1) ......................               7,264                2,203
   Dan A. Colussy .......................               1,500                4,068
   Edward A. Crooke .....................              84,098
   James R. Curtiss .....................                 300                4,257
   Robert E. Denton .....................              46,036
   Roger W. Gale ........................                 300                1,791
   Jerome W. Geckle .....................               8,135                  886
   Frank O. Heintz ......................              35,078
   Freeman A. Hrabowski, III ............                 550                3,884
   Robert J. Hurst(2) ...................              98,603                  782
   Nancy Lampton(3) .....................               4,544                1,942
   Charles R. Larson ....................                 300                1,427
   Christian H. Poindexter ..............             164,575
   George L. Russell, Jr. ...............               2,187                3,884
   Mayo A. Shattuck, III ................                 300                3,630
   Charles W. Shivery ...................             106,293
   Michael D. Sullivan ..................               1,500                1,942
   All Directors and Executive Officers
    as a Group (26 Individuals) .........             677,841               41,462

(1)  Includes 2,000 shares held in an Individual Retirement Account.
(2) Consists of 82,054 shares beneficially owned by Goldman, Sachs & Co., of which there is currently a short position on 14,561 shares; and 16,549 shares beneficially owned by The Hull Group LLC, an affiliate of Goldman, Sachs & Co. Mr. Hurst disclaims beneficial ownership of the securities reported above except to the extent of his pecuniary interest in such securities.
(3) Includes 1,000 shares held by Hardscuffle, Inc. Ms. Lampton disclaims beneficial ownership of such securities.



Security Ownership

                            EXECUTIVE COMPENSATION


                        2000 Summary Compensation Table



                                                   Annual                        Long-Term
                                                Compensation                  Compensation (1)
                                               ---------------                ----------------
                                                                          Long-Term       Securities
                                                                       Incentive Plan     Underlying        All Other
   Name and Principal Position     Year   Salary ($)     Bonus ($)      Payout ($)(2)     Options (#)    Compensation ($)(3)
--------------------------------- ------ ------------  -------------  ----------------  -------------  -------------------
 Christian H. Poindexter
  Chairman of the Board           2000     736,618      $1,012,500          872,320        536,000           221,258
  and Chief Executive Officer
                                  1999     677,233         550,125          583,074            -0-            87,870
                                  1998     638,333         178,626              -0-            -0-            72,258
 Charles W. Shivery
  Co-President, Constellation     2000     349,339         450,000        1,501,347        149,000           149,845
  Energy and President and Chief  1999     259,167         372,060        1,614,517            -0-            34,116
  Executive Officer of            1998     240,767         366,240              -0-            -0-            21,113
  Constellation Power Source
  Holdings, Inc.

 Robert E. Denton
  President and Chief Executive   2000     299,867         225,000          389,205        113,000           154,228
  Officer of Constellation        1999     283,767         162,000          244,934            -0-            40,816
  Nuclear, LLC                    1998     272,733          64,983              -0-            -0-            28,791

 Frank O. Heintz
  President and Chief Executive   2000     304,167         206,058          389,205        113,000           142,058
  Officer of Baltimore Gas and    1999     281,300         162,000          216,543            -0-            31,607
  Electric Company                1998     243,067          70,888              -0-            -0-            16,200

 Thomas F. Brady
  Vice President,                 2000     262,433         198,750          243,788         91,000           140,573
  Constellation Energy            1999     241,300         124,000          170,375            -0-            31,326
                                  1998     212,667          54,736              -0-            -0-            18,334

Notes to Summary Compensation Table:


(1) The following executives held shares of performance-based restricted stock listed below at December 31, 2000:


                        Shares     Market Value
                       --------   -------------
  C. H. Poindexter     51,016      $2,298,919
  C. W. Shivery        26,252      $1,183,016
  R. E. Denton         16,599      $  748,030
  F. O. Heintz         16,599      $  748,030
  T. F. Brady          11,773      $  530,536

      During the performance period, dividends on performance-based restricted stock are accumulated and used to purchase additional shares that are reflected in the above share numbers and market values. The market value for the shares held is based on the closing price per share for Constellation Energy common stock on December 29, 2000, as listed in The Wall Street Journal.
(2) The amounts were paid in Constellation Energy common stock for a three-year performance period of 1998 to 2000.
(3) The amounts in the All Other Compensation column include Constellation Energy's matching contributions under its savings plans, the interest on the cumulative corporate funds used to pay annual premiums on policies providing split-dollar life insurance benefits (calculated at the Internal Revenue Service's blended rate) and a contribution by Constellation Energy to a trust securing the executives' supplemental pension benefits. A breakdown of the 2000 amounts in the All Other Compensation column is shown below.



                                           Split      Supplemental
                           Matching        Dollar     Pension Trust
                        Contributions     Amounts     Contribution       Total
                       ---------------   ---------   --------------   -----------
  C. H. Poindexter         $22,537        $82,245       $116,476       $221,258
  C. W. Shivery            $10,367        $23,002       $116,476       $149,845
  R. E. Denton             $ 8,915        $28,837       $116,476       $154,228
  F. O. Heintz             $ 9,050        $16,532       $116,476       $142,058
  T. F. Brady              $ 7,825        $16,272       $116,476       $140,573



                                                          Executive Compensation

Option Grant Table

   The following table shows the stock option grants made to the named executive officers in 2000:


                          STOCK OPTION GRANTS IN 2000
                               Individual Grants



                             Number of       Percent of
                             Securities     Total Options
                             Underlying      Granted to      Exercise                     Grant Date
                              Options       Employees in       Price      Expiration     Present Value
Name                        Granted (#)      Fiscal Year      ($/Sh)         Date(1)         ($)(2)
------------------------   -------------   --------------   ----------   ------------   --------------
     C. H. Poindexter(1)      536,000           22.06%       $ 34.25       5/18/10        $2,968,100
     C. W. Shivery(1)         149,000            6.13%       $ 34.25       5/18/10        $  825,088
     R. E. Denton(1)          113,000            4.65%       $ 34.25       5/18/10        $  625,738
     F. O. Heintz(1)          113,000            4.65%       $ 34.25       5/18/10        $  625,738
     T. F. Brady(1)            91,000            3.74%       $ 34.25       5/18/10        $  503,913

(1) Represents option grants made on May 18, 2000 pursuant to Constellation Energy's Long-Term Incentive Plan. The option vests and becomes exercisable in three equal annual installments beginning on May 18, 2001. When the separation of Constellation Energy's domestic merchant energy business occurs, the unvested (unexercisable) portion of the option will vest and become exercisable on a pro-rata basis based on the length of time between the date of grant and the expected separation date. The option will terminate prior to separation.
(2) Based on Black-Scholes option pricing model. The following assumptions were used in calculating the Grant Date Present Value:



                             Risk-Free      Annual                                            Black-
    Grant       Dividend      Rate of      Turnover      Expected                             Scholes
    Date          Yield        Return        Rate       Volatility     Time of Exercise        Value
------------   ----------   -----------   ----------   ------------   ------------------   ------------
  05/18/00         5.69          6.37         0.03         20.99%            10              $ 5.5375

Aggregated Option Exercises and Year End Option Values

                      AGGREGATED OPTION EXERCISES IN 2000
                     AND OPTION VALUES AT DECEMBER 31, 2000



                                                                  Number of Securities              Value of Unexercised
                             Shares                              Underlying Unexercised             In-the-Money Options
                            Acquired            Value         Options at December 31, 2000          at December 31, 2000
Name                    on Exercise (#)     Realized ($)     Exercisable/Unexercisable (#)     Exercisable/Unexercisable ($)(1)
--------------------   -----------------   --------------   -------------------------------   --------------------------------
  C. H. Poindexter            0                  $0                   0/536,000                         $0/$5,795,500
  C. W. Shivery               0                  $0                   0/149,000                         $0/$1,611,063
  R. E. Denton                0                  $0                   0/113,000                         $0/$1,221,813
  F. O. Heintz                0                  $0                   0/113,000                         $0/$1,221,813
  T. F. Brady                 0                  $0                   0/ 91,000                         $0/  $983,938

(1) Based on $45.0625, the closing price per share of Constellation Energy common stock on December 29, 2000 as listed in The Wall Street Journal.

Long-Term Incentive Plan Table

     The Committee on Management, early in 2000, made grants of restricted Constellation Energy common stock under the Long-Term Incentive Plan. The grants are subject to both performance and time contingencies.

     For each named executive officer, performance will be measured over a three-year period based on Constellation Energy share price growth at the end of the performance period. A minimum award will be earned if a specified average share price is achieved at the end of the performance period, progressing to a maximum award if a higher specified average share price is achieved at the end of the performance period. All specified




Executive Compensation
share price goals are higher than the fair market value on the date of grant. Restricted shares granted were equal to the number of shares of Constellation Energy common stock that will be earned if "target" performance is achieved.

     For all named executive officers, all or a portion of these restricted shares will be forfeited if performance is below target at the end of the performance period. Additional shares will be awarded if performance is above target at the end of the performance period. However, the total shares awarded will not exceed the maximum noted in the table below.

     During the performance period, dividends on restricted shares will be accumulated and reinvested in additional shares. At the end of the performance period, actual dividends awarded will be based upon performance and paid in Constellation Energy common stock (except that the recipients may elect to have a portion of the shares withheld to satisfy tax withholding requirements). Dividend equivalents from the date of the grant will be paid in stock for any additional shares that are awarded. Shares earned through reinvested dividends are not counted toward the maximum award limit.

     The table below shows the restricted shares granted in 2000.



                        Performance
        Name              Period       Minimum     Target     Maximum
--------------------   ------------   ---------   --------   --------
  C. H. Poindexter       3 years       17,000      34,000     68,000
  C. W. Shivery          3 years        7,000      14,000     28,000
  R. E. Denton           3 years        4,500       9,000     18,000
  F. O. Heintz           3 years        4,500       9,000     18,000
  T. F. Brady            3 years        3,250       6,500     13,000

Pension Benefits
     The table below shows annual pension benefits payable at normal retirement to executives, including the individuals named in the Summary Compensation Table on page 11. Normal retirement is available beginning at age 62. At normal retirement, pension benefits are computed at 60% of total final average salary plus bonus for Mr. Poindexter, at 55% for Messrs. Shivery, Denton and Brady, and at 53% for Mr. Heintz.


                             Percentage of Final Average Salary and
                                              Bonus
                             ---------------------------------------
        Total Final
 Average Salary and Bonus        53%           55%           60%
--------------------------   -----------   -----------   -----------
        $  350,000            $185,500      $192,500      $210,000
           375,000             198,750       206,250       225,000
           400,000             212,000       220,000       240,000
           425,000             225,250       233,750       255,000
           450,000             238,500       247,500       270,000
           700,000             371,000       385,000       420,000
           725,000             384,250       398,750       435,000
           750,000             397,500       412,500       450,000
         1,450,000             768,500       797,500       870,000
         1,475,000             781,750       811,250       885,000
         1,500,000             795,000       825,000       900,000

     Salary and bonus used to compute pension benefits are calculated in the same manner as shown in the Summary Compensation Table on page 11. There is no offset of pension benefits for social security or other




                                                          Executive Compensation
amounts. Compensation used to compute pension benefits for the individuals named in the Summary Compensation Table as of December 31, 2000 as follows:


  C. H. Poindexter      $1,476,050
  C. W. Shivery         $  724,647
  R. E. Denton          $  424,224
  F. O. Heintz          $  422,782
  T. F. Brady           $  361,865

     Constellation Energy has a program to secure the supplemental pension benefits for each executive officer, and a program to secure deferred compensation of each executive officer, including those listed in the Summary Compensation Table on page 11. These programs do not increase the amount of supplemental pension benefits or deferred compensation. To provide security, accrued supplemental pension benefits and deferred compensation are funded through a trust at the time they are earned. An executive officer's accrued benefits in the supplemental pension trust become vested when any of these events occur: retirement eligibility; termination, demotion or loss of benefit eligibility without cause; a change of control of Constellation Energy followed within two years by the executive's demotion, termination or loss of benefit eligibility; or reduction of previously accrued benefits. As a result of becoming vested, the executive would be entitled to a payout of the vested amount from the supplemental pension trust at employment termination. An executive's benefits under the deferred compensation plan always are fully vested and are payable at employment termination. Any payments to these trusts are included in the Summary Compensation Table in the "All Other Compensation" column.

Severance Agreements
     Constellation Energy has severance agreements with Messrs. Poindexter, Shivery, Denton, Heintz and Brady. The severance agreements provide benefits if
(1) there is a change in control of Constellation Energy, and (2) within two years of the change in control, the executive's employment is terminated without cause, or the executive resigns for good reason.

     The severance agreements provide benefits equal to two times the sum of
(1) the executive's annual base salary and (2) the average of the executive's two highest annual incentive awards paid in the last five years. These payments are made in 24 equal monthly installments beginning on the first day of the month after employment ceases.

     For an executive who is ineligible to retire, the agreements also provide retirement, medical and dental benefits computed assuming the executive: (1) is the greater of age 55 or the executive's actual age; (2) has the greater of 10 years of service or actual service plus 3; and (3) has satisfied the minimum service eligibility requirements for these benefits, and further provide for continued life insurance benefits.

     For an executive who is eligible to retire, the agreements also provide retirement benefits computed assuming the executive has the greater of 10 years of service or actual service, and without any penalty for early retirement, and medical and dental benefits based on the same terms as any retiree who is at least age 65 with the greater of 20 years of service or actual service. Further, for purposes of other benefit plans, the executive will be treated as retiring at Constellation Energy's request.

     Upon a change of control of Constellation Energy, the executive is also entitled to an accelerated pay-out of restricted stock or acceleration of the option exercise period in accordance with the terms of the Long-Term Incentive Plan. Also, the executive is entitled to an accelerated annual incentive payment, computed assuming maximum performance achievement and pro-rated for service during the performance period in the event of a change of control of Constellation Energy and termination of executive's employment within two years thereafter.




Executive Compensation

                        COMMON STOCK PERFORMANCE GRAPH
     The following graph assumes $100 was invested on December 31, 1995, in BGE stock until April 30, 1999 and in Constellation Energy common stock since then, the S&P 500 Index and the Dow Jones Electric Utilities Index. Total return is computed assuming reinvestment of dividends.

[Performance Graph]

                           5-Year Performance Graph


                CEG     S&P    DJEUI              CEG     S&P 500   DJEUI
        1995    100     100     100       1995   100.00    100.00   100.00
        1996    100     125     106       1996    99.54    122.96   102.01
        1997    132     162     130       1997   134.73    163.98   131.58
        1998    128     211     150       1998   128.62    210.85   151.20
        1999    128     255     128       1999   128.07    255.21   128.97
        2000    210     229     200       2000   208.45    231.98   204.08


           REPORT OF COMMITTEE ON MANAGEMENT ON EXECUTIVE COMPENSATION Committee on Management
     The Committee on Management is responsible for executive compensation policies. We also approve all compensation plans and recommend to the Board of Directors specific salary amounts and other compensation awards for individual executives. All of our Committee members are outside directors.

Philosophy

     We design compensation policies to encourage executives to manage Constellation Energy and its subsidiaries (collectively, the company) in the best long-term interests of shareholders and to allow the company to attract and retain executives best suited to lead it in a changing industry. We have retained an outside executive compensation consultant since 1993. He provides information and advice on a regular basis. In addition, internal compensation analysts, certified by WorldatWork (formerly the American Compensation Association), use published survey data, outside consultants, and other resources to make recommendations to us.

     Our Committee determined that the relevant labor market for base salary in 2000 for company executives is the energy services industry. The energy services companies we used for comparison in 2000 were regulated electric utilities, combination regulated electric/gas utilities, and energy services companies with regulated utility and significant non-regulated business subsidiaries. The data was analyzed using regression analysis to account for Constellation Energy's size. We believe these energy services companies best represent the portion of the executive labor market in which Constellation Energy competes. Most of these energy services





                                                  Common Stock Performance Graph
companies are included in the Dow Jones Electric Utilities Index shown on the Performance Graph on page 15. For some non-regulated subsidiary executives, we also used labor market data from various industries that are similar to their respective businesses. For short-term and long-term incentive opportunities, we benchmarked incentive opportunity provided in comparably sized companies across a broad spectrum of industries.

     The elements of executive compensation are:

     o base salary,
     o short-term incentive awards, and
     o long-term incentive awards.

     The Committee's philosophy is that base salary should approximate the median level of the relevant labor market. Base salary and short-term incentive awards should approximate the median level of the relevant labor market for average performance, and the 75th percentile for superior performance. Long-term incentive awards for superior performance should bring total compensation to approximately the 75th percentile of the relevant labor market. As described below, corporate and/or subsidiary business performance are among the criteria we use in determining base salary, and are key components in determining both short-term and long-term incentive awards.

Annual Cash Compensation

     Base Salary. We used published survey data and the Committee's 2000 philosophy mentioned above to determine base salary range increases for Mr. Poindexter and the other named executive officers in 2000.

     We determined base salary increases during 2000 for Mr. Poindexter and the other named executive officers taking into account 1999 corporate and subsidiary business performance, each executive's position in the salary range, individual performance, and the corporate response to changes in the energy industry and the regulatory environment. We did not assign specific weights to the various factors. Based on the Board's annual salary review, Mr. Poindexter received a base salary increase of 7.4%, which maintained his position in the middle third of his salary range. In connection with his responsibilities following deregulation, the announced agreement with an affiliate of The Goldman Sachs Group, Inc., the relevant competitive environment, and in recognition of the announced business separation of the company, Mr. Poindexter received an additional base salary increase of 24.1% in the fourth quarter of 2000.

     Short-Term Incentives. Bonus payments to Mr. Poindexter and other named executive officers represent the short-term incentive component of executive compensation. The Committee based the 2000 short-term incentives for Messrs. Poindexter, Shivery, Denton, Heintz and Brady on achievement of corporate financial and business plan objectives. The Committee evaluated the 2000 corporate financial performance by adjusting the reported earnings to reflect the impact of two non-recurring charges in operations: costs relating to deregulation transition and the Baltimore Gas and Electric Company (BGE) Targeted Voluntary Special Early Retirement Program. This resulted in corporate financial performance at a level above the target but significantly below the maximum for this factor in 2000. The Committee also took into account a subjective assessment of business plan performance, which included:
Constellation Power Source rising to be the fifth ranked power marketer in the U.S. in the third quarter of 2000 by Power Marketers Weekly; successfully transitioning to Constellation Power Source Holdings the 6,240 megawatts of generation formerly owned by BGE and beginning construction on nearly 2,500 megawatts of new merchant plants; the announced agreement with an affiliate of The Goldman Sachs Group, Inc.; the announced business separation of the company; Constellation Nuclear announcing it would become the majority owner of the Nine Mile Point nuclear power plants; Calvert Cliffs Nuclear Power Plant becoming the first commercial generating plant in the U.S. to be granted 20-year extensions of its operating licenses and having its best generation performance in its 26-year history while




Report of Committee on Management
on Executive Compensation
finishing among the leading nuclear plants for the fifth consecutive year for worker safety as measured by the Occupational Safety and Health Administration; and BGE implementing retail customer choice of electric supply, setting a new gas delivery record, and adding nearly 14,000 new electric and 11,000 new gas customers to its delivery system. The bonus payments are shown in the Summary Compensation Table on page 11.

Long-Term Incentives

     The Constellation Energy Long-Term Incentive Plan will be in effect until 2005. The Plan allows various types of awards keyed to corporate performance, including restricted stock subject to performance-based contingencies and stock options. Performance-based restricted stock with three-year performance periods was granted under the Plan in 1998, 1999 and 2000 to the named executive officers. The performance period for the 1998 grants ended in 2000 and the award payouts are described below. Nonqualified stock options were granted to the named executive officers in 2000 and there have been no grants to-date in 2001. The value of all long-term incentive grants are strongly tied to future performance: the performance-based restricted stock grants are subject to forfeiture if performance criteria are not satisfied and the stock options provide value to the executive only to the extent the market price appreciates over the option term. All grants are subject to forfeiture if the executive's employment terminates for certain reasons during the applicable performance period.

     2000 Award Payouts. The named executive officers earned awards of Constellation Energy common stock under the Constellation Energy Long-Term Incentive Plan, based on the 1998-2000 performance period. Awards for Messrs. Poindexter, Denton, Heintz and Brady were above target based on Constellation Energy total shareholder return during the three-year performance period at the 69th percentile, which exceeded the target of the 62.5th percentile.

     For Mr. Shivery's award, two factors were established: Constellation Power Source (CPS) performance-based on a business value appreciation formula, utilizing CPS cumulative net income, book value, and derived market value weighted at 75%, and Constellation Energy total shareholder return weighted at 25%. Since the business value appreciation formula is intended to measure a surrogate market value, no maximum award amount was established. Mr. Shivery's award was significantly above target level, reflecting CPS' continued emergence during this particular three-year performance period as a leader in the power marketing business, and Constellation Energy total shareholder return above target level.

     All awards included Constellation Energy stock purchased with dividends accumulated on award shares throughout the performance period. These awards to the named executive officers are shown in the column of the Summary Compensation Table on page 11 titled Long-Term Compensation -- Long-Term Incentive Plan Payout.

     1999 and 2000 Grants. For the 1999 grants of performance-based restricted stock, Constellation Energy total shareholder return is the only performance criterion for all named executive officers. The performance criterion for the 2000 grants is growth in share price. The award payout can range from a minimum award if a specified performance level is achieved at the end of the performance period, progressing to higher award payouts for higher performance. The 1999 and 2000 grants are shown in footnote 1 to the Summary Compensation Table on page 11 and the 2000 grants are also shown in the Long-Term Incentive Plan table on page 13.

     During 2000, Mr. Poindexter and the other named executive officers received nonqualified stock option grants. Each grant allows the executive to acquire shares of common stock at a fixed price per share (the fair market value on the date of grant) over a specified period of time, subject to vesting. The option will provide a return to the executive only if the executive remains with the company for specified periods and only if the market price appreciates over the option term. The number of options granted to each executive was based on




                                               Report of Committee on Management
                                                       on Executive Compensation
the executive's position with the company, comparable levels of long-term incentives granted to individuals in similar positions with comparable-sized companies, and we took into consideration the performance-based restricted stock granted at target to each executive earlier in the year. None of the stock options granted to the named executive officers were exercisable during 2000. The grants to the named executive officers are shown in the column of the Summary Compensation Table on page 11 titled Long-Term Compensation -- Securities Underlying Options and in the Option Tables on page 12.

Policy Concerning $1 Million Deduction Limitation
     Section 162(m) of the Internal Revenue Code limits to $1 million the tax deduction of public companies for compensation paid to their chief executive officers and the four other most highly compensated executive officers. There are several exemptions to Section 162(m), including one for qualified performance-based compensation. To be qualified, performance-based compensation must meet various requirements, including shareholder approval. Our Committee's general intent is to design and administer the executive compensation programs in a manner that will preserve the deductibility of compensation payments to executive officers. However, this goal is secondary in importance to achievement of the companies' compensation philosophy discussed earlier in this report, including managing Constellation Energy and its subsidiaries in the best long-term interests of shareholders. Our Committee believes that the potential increased tax liability is of insufficient magnitude to warrant alteration of the present compensation system, which is achieving the desired compensation objectives, while maintaining the flexibility of our Committee to exercise judgment in assessing an executive's performance.

          Jerome W. Geckle, Chairperson       Mayo A. Shattuck, III
          J. Owen Cole                        Michael D. Sullivan
          Dan A. Colussy


                       PROPOSAL NO. 2 -- RATIFICATION OF
                         PRICEWATERHOUSECOOPERS LLP AS
                       INDEPENDENT ACCOUNTANTS FOR 2001

     PricewaterhouseCoopers LLP has been Constellation Energy's independent accountants since 1941. A member of PricewaterhouseCoopers LLP will be at the annual meeting and will have the opportunity to make a statement and answer appropriate questions.

     PricewaterhouseCoopers LLP audited Constellation Energy's 2000 consolidated financial statements and Constellation Energy's transfer agent functions. As part of its audit function, they also reviewed Constellation Energy's 2000 annual report to shareholders and various filings with the Securities and Exchange Commission and Federal Energy Regulatory Commission. Constellation Energy was billed or will be billed the fees set forth below for professional services rendered by PricewaterhouseCoopers LLP in 2000.


                 Financial Information Systems         All
Audit Fees      Design and Implementation Fees      Other Fees
------------   --------------------------------   -------------
$  767,882                $1,819,650               $1,357,435

The Board of Directors recommends a vote "FOR" this proposal.




Ratification of PricewaterhouseCoopers LLP as Independent Accountants for 2001

                        PROPOSAL NO. 3 -- A SHAREHOLDER
                              PROPOSAL CONCERNING
                              CONFIDENTIAL VOTING

     We have been advised by The Trust for the International Brotherhood of Electrical Workers' Pension Benefit Fund, 1125 Fifteenth St. N.W., Washington, D.C. 20005, owners of common stock with a market value of at least $2,000, that the following proposal will be presented for action at the annual meeting.

     The Board of Directors' objection follows the shareholder proposal.

     The following proposal is presented word-for-word:

                        CONSTELLATION ENERGY GROUP, INC.
                        SHAREHOLDER PROPOSAL CONCERNING
                              CONFIDENTIAL VOTING

       BE IT RESOLVED: That the shareholders of Constellation Energy ("Company"), recommend that our Board of Directors take the steps necessary to adopt and implement a policy of Confidential Voting at all meetings of its shareholders, which includes the following provisions:

          1. That the voting of all proxies, consents and authorizations be secret, and that no such document shall be available for examination nor shall the vote or identity of any shareholder be disclosed except to the extent necessary to meet the legal requirements, if any, of the Corporation's state of incorporation; and

          2. That the receipt, certification and tabulation of such votes shall be performed by independent election inspectors.

                             SUPPORTING STATEMENT:

       It is the proponents' belief that it is vitally important that a system of CONFIDENTIAL PROXY VOTING be established at the Company. Confidential balloting is a basic tenet of our political electoral process ensuring its integrity. The integrity of corporate board elections should also be protected against potential abuses given the importance of corporate policies and practices to corporate owners (stockholders) and our national economy.

        The implementation of a CONFIDENTIAL VOTING SYSTEM would enhance shareholder rights in several ways. First, in protecting the confidentiality of the corporate ballot, shareholders would feel free to oppose management nominees and issue positions without fear of retribution. This is especially important for professional money managers whose business relationships can be jeopardized by their voting positions.


        A second important benefit of CONFIDENTIAL VOTING would be to invigorate the corporate governance process at the Corporation. We believe that shareholder activism would be promoted within the Corporation. It is our belief that shareholders empowered with a free and protected vote would be more active in the proposing of corporate policy resolutions and alternate board candidates.

        Finally, it is our belief that the enhancement of the proxy voting process would change the system where too often shareholders vote "with their feet," not with their ballots. This change would help to develop a long-term investment perspective where corporate assets could be deployed, and used in a more effective and efficient manner.

     THE VAST MAJORITY OF MAJOR CORPORATIONS HAVE ADOPTED A CONFIDENTIAL VOTING POLICY AND IT'S TIME FOR THE CONSTELLATION ENERGY TO JOIN THEM.




                                                 Shareholder Proposal Concerning
                                                             Confidential Voting

                    WE URGE YOU TO VOTE FOR THIS PROPOSAL.


BOARD OF DIRECTORS' OBJECTIONS TO THE PROPOSAL ON CONFIDENTIAL VOTING

     Constellation Energy firmly believes that its current policy for proxy solicitation and tabulation provides the confidentiality necessary to satisfy its overall shareholder base. A more restrictive confidential voting policy would substantially limit the freedom of communication between shareholders and Constellation Energy.

     Our existing proxy solicitation system allows shareholders the freedom to choose whether to vote on a confidential basis. A shareholder who wants anonymity and confidentiality may hold shares in street name through a bank, broker, or other nominee who cannot disclose the names of the shareholder without the shareholder's permission. Shares held by employees in Constellation Energy's Employee Savings Plan are held in trust and voted by the plan trustee. We have no access to the voting instructions employees provide to the trustee.

     Shareholders who choose not to vote on a confidential basis may openly communicate with management. Large institutional shareholders use their votes on particular issues to send messages to management. Other shareholders use proxy cards to write comments to management. The Board must be able to use these extremely valuable sources of information to learn the viewpoints of its shareholders.

     A more restrictive confidential voting policy would impair our ability to contact shareholders on issues that are important to Constellation Energy's success. The Board must be able to clarify directly with shareholders issues of importance to Constellation Energy and shareholders, and when necessary to counter false statements in proxy contests. We may need to contact shareholders who have not voted their proxies to encourage them to vote on important issues. We also may contact shareholders whose proxy cards are not correctly completed, so that their shares will be voted as they intended. Contact with shareholders is critical in these situations so that the Board can proceed in the best interest of Constellation Energy and all of its shareholders, and a more restrictive confidential voting policy would limit the Board's ability to do this.

     The proponent argues that confidential voting is necessary to ensure the integrity of Board elections and protect shareholders from retribution. This is a farfetched notion for corporate governance and has no historical basis at Constellation Energy. Constellation Energy is a good corporate citizen as many long-time shareholders know, and has always conducted its shareholder solicitations in a fair and equitable manner, without any threat of retribution. Further, contrary to the proponent's claim that shareholder activism would be promoted with confidential voting, it has not been the experience of Constellation Energy that its shareholders are reluctant to communicate with management because of the absence of confidential voting. Activist shareholders want management to know who they are and what they stand for.

     Our existing proxy solicitation system encourages open communication with shareholders. It permits confidentiality for those who desire it, but does not mandate it for all shareholders, and has been a valuable tool to help the Board and management successfully run Constellation Energy.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.




Shareholder Proposal Concerning
Confidential Voting

                        PROPOSAL NO. 4 -- A SHAREHOLDER
                              PROPOSAL CONCERNING
                           INVESTING IN CLEAN ENERGY

     We have been advised by Robert B. Mills, 1233 12th Street N.W., Washington, D.C. 20005, an owner of common stock with a market value of at least $2,000, that the following proposal will be presented for action at the annual meeting.

     The Board of Directors' objection follows the shareholder proposal.

     The following proposal is presented word-for-word:


                     INVEST IN CLEAN ENERGY (ICE) PROPOSAL

    Be it resolved that the shareholders recommend that Constellation Energy Group should invest sufficient resources to build new electrical generation from solar and wind power sources to replace approximately one percent (1%) of system capacity yearly for the next twenty years with the goal of having the company producing twenty percent (20%) of generation capacity from clean renewable sources in 20 years.

     Supporting Statement
    Utility deregulation demands the company present a good public image, and the public is demanding progress towards clean energy.

    Efforts must be made to slow down changes in global climate so that we can continue to survive on planet earth.

    The proposal allows flexibility in schedule for the Board of Directors to implement this proposal. The 20% figure is just a reasonable and conservative goal to aim for.

    A one percent yearly addition to generation capacity allows for small pilot plants to be built and tried as the program advances.

    Although initial building costs might be larger, solar and wind power sources do not require the purchase of fuel, which can make these additions to generation capacity very attractive economically over the long term, especially if the cost of fossil fuels rises. The company should look to building facilities that are made to last a long time.

    A one percent annual building program of solar and wind power generation facilities would translate to annual additions in the 100 to 200 megawatt range. Solar power towers, wind farms, solar photovoltaic arrays and parabolic solar troughs already exist in other places in this range of power production, proving that Constellation could realistically build such facilities in Maryland and elsewhere.

BOARD OF DIRECTORS' OBJECTIONS TO THE PROPOSAL ON INVESTING IN CLEAN ENERGY
     The Board objects to the proposal because it is impractical and not a sound business strategy. We strive to be environmentally responsible and have taken many initiatives aimed at protecting our environment and conserving our natural resources, including utilizing new environmentally friendly technologies in our new generation facilities. However, adopting the proposal could lead to poor investments by Constellation Energy since many of the prudent and customary considerations evaluated by the Board in selecting generation facilities may have to be ignored in order to satisfy the goal of the proposal.

     The proposal recommends that we build new electric generation from solar and wind power sources to replace approximately 1% of system capacity for each of the next 20 years. Adopting the proposal may require us to make investments in such generation facilities at some specified level regardless of the results of our cost benefit analysis.




                                                 Shareholder Proposal Concerning
                                                       Investing in Clean Energy

     In making decisions as to the type of generation facility to be built, numerous factors must be weighed, including the financial cost, geographic and technological feasibility, governmental laws and regulations, ability to satisfy customer demand and economic and competitive factors (such as available tax or rate incentives). Most importantly, it is critical that any new generation that we add be cost effective and in a location which is accessible to our customers.

     Adding 100 megawatts per year of capacity derived from wind and solar sources to replace or supplement our current generation would require capital expenditures well in excess of $120 million annually. Wind or solar power facilities make sense only in certain geographic regions, and require the presence of sufficient wind or sunlight, respectively, in order to generate electricity. Maryland, where many of our generation facilities are currently located, is not an area which is conducive to wind or solar power projects. Wind and solar facilities are very expensive to construct and cannot be counted upon to supply power to consumers at times demanded. Therefore, replacing 100 megawatts of fossil capacity annually with solar or wind would not only be more expensive to construct, but would most likely need to be supplemented with other generation in order to maintain reliability. Investment in wind and solar projects without regard to their feasibility and return on investment is not a wise business strategy for Constellation Energy.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.


                      SUBMISSION OF SHAREHOLDER PROPOSALS
                                 FOR NEXT YEAR
     For Inclusion in Next Year's Proxy Statement. Any Constellation Energy shareholder who wants to include a proposal in the proxy statement for the 2002 annual meeting must deliver it so we receive it by November 9, 2001.

     For Presentation at the Next Annual Meeting. Any Constellation Energy shareholder who wants to present a proposal at the 2002 annual meeting must deliver it so we receive it by December 24, 2001. Proposals not received by this date may not be presented at the annual meeting.

     Any proposals must be sent, in writing, to the Corporate Secretary, Constellation Energy Group, Inc.,250 W. Pratt Street, 20th Floor, Baltimore, MD 21201. Proposals will not be accepted by facsimile.




Submission of Shareholder
Proposals for Next Year

                                                                       Exhibit I

                       CHARTER OF AUDIT COMMITTEE OF THE
                              BOARD OF DIRECTORS
Mission

The mission of the Audit Committee is to ensure to the Board of Directors and shareholders that the Company's accounting, financial reporting, auditing, internal control, and corporate compliance processes are in conformity with all applicable requirements and are of the highest quality. The Committee recommends the Company's independent auditing firm to the Board and reviews the performance and independence of that firm. The Committee is responsible for maintaining a free and open means of communication between the board of directors and the independent auditors, the internal auditors, and the financial management of the Company. The Committee has the authority to conduct or authorize investigations into any matters within its scope of responsibilities, with the power to retain outside counsel, accountants, or others if, in its judgment, that is appropriate. The Committee's authority and responsibilities as described in this charter extend to the Company and the Company's affiliates.


Organization

The Committee shall consist of at least three directors appointed by the Board, all of whom have no relationship to the Company that may interfere with the exercise of independence from management and the Company. Current or former employees of the Company or its affiliates may not serve on the Committee. Committee members shall hold their offices for one year and until their successors are elected and qualified, or until their earlier resignation or removal. The Board shall fill all vacancies in the Committee. The Board shall designate one of the members as Chairman of the Committee, and the Committee shall keep a separate book of minutes of their proceedings and actions. The Committee shall meet periodically, as deemed necessary by the Chairman of the Committee. All meetings shall be at the call of the Chairman of the Committee. The Committee shall elect a Secretary to the Committee who shall give notice personally or by mail, telephone, or facsimile to each member of the Committee of all meetings, not later than 12 noon of the day before the meeting, unless a majority of the members of the Committee in office waive notice thereof in writing at or before the meeting, in which case the meeting may be held without the aforesaid advance notice. Two members of the Committee shall constitute a quorum for the transaction of business.


Responsibilities With Respect to the Accounting and Financial Reporting
Functions

The Committee is responsible for reviewing the adequacy and effectiveness of the Company's accounting and financial reporting functions. As such, the Committee is responsible for the following:

o The Committee shall review and discuss with management, the independent auditors, and the General Auditor the Company's annual audited financial statements and the independent auditors' opinion with respect to such financial statements to determine that management and the independent auditors are satisfied with the content and disclosures in the financial statements that are included in any filings with the Securities and Exchange Commission.

o The Committee shall review filings with the Securities and Exchange Commission (SEC) which contain the Company's financial statements.




                                                      Charter of Audit Committee
                                                       of the Board of Directors

o The Committee shall review any changes in significant accounting principles, any significant unusual non-operating or non-recurring items, and the general quality of earnings reported by the Company.

o The Committee shall review any legal or regulatory matters that may have a material impact on the Company's financial statements.


Responsibilities With Respect to the Independent Audit Process

The Committee is responsible for reviewing the adequacy and effectiveness of the Company's independent audit process. As such, the Committee is responsible for the following:

o The Committee shall recommend the selection of the independent auditors for approval by the Board of Directors, review the performance of the independent auditors, and report on such review to the Board of Directors. The Board of Directors shall be responsible for the selection, evaluation and replacement of the independent auditors. The independent auditors are ultimately accountable to the Committee and the Board of Directors.

o The Committee shall monitor the independence of the independent auditors. The Committee is responsible for ensuring that the independent auditors submit to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Company. The Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and for recommending that the Board take appropriate action in response to the outside auditors report to satisfy itself of the outside auditor's independence.

o Prior to the performance of the independent auditors' annual audit, the Committee shall review the scope and general plans for the audit, and at the conclusion of the audit the Committee shall review the results of the audit and any comments or recommendations of the independent auditors.

o The Committee shall review other matters related to the conduct of the audit, which are communicated to the Committee under generally accepted auditing standards.


Responsibilities With Respect to the Internal Audit Function

The Committee is responsible for reviewing the internal audit function of the Company, including the independence and authority of its reporting obligations and the adequacy of internal audit staffing. As appropriate at various times of the year, the Committee shall review the proposed internal audit plans, progress reports on the conduct of the internal audit plan, and the summary of findings from completed internal audits.


Responsibilities With Respect to the System of Internal Controls

The Committee is responsible for reviewing the adequacy and effectiveness of the Company's internal control processes. As such, the Committee is responsible for the following:

o The Committee shall review with management, the independent auditors, and the General Auditor the adequacy and effectiveness of the Company's internal controls.

o The Committee shall elicit recommendations for the improvement of internal controls and review management's responses thereto.

                                       24
Charter of Audit Committee
of the Board of Directors

Responsibilities With Respect to the Corporate Compliance Program

The Company has established a Corporate Compliance Program to ensure that the Company is in compliance with applicable laws and regulations and that the Company adheres to the highest ethical standards. The Committee is responsible for the following:

o The Committee shall review annually with the General Auditor and the independent auditors the results of their review of the Company's monitoring of compliance with the Corporate Compliance Program.

o The Committee shall review and recommend to the directors, the action(s), if any, that are necessary to satisfactorily resolve any reported violations of the Corporate Compliance Program.

o The Committee should be available, as an avenue for employees, vendors and others to express concerns regarding possible ethical transgressions involving senior management of the Company and its subsidiaries.

o The Committee shall initiate any special investigations of conflicts of interest and compliance with federal, state, local and foreign laws and regulations, including the Foreign Corrupt Practices Act, as may be warranted.


                                                      Charter of Audit Committee
                                                       of the Board of Directors

                           YOUR PROXY CARD IS BELOW



                          PLEASE VOTE, SIGN AND RETURN
                         THE CARD IN THE PRE-ADDRESSED
                             POSTAGE PAID ENVELOPE



                          TEAR HERE ALONG PERFORATION
--------------------------------------------------------------------------------

         A vote "FOR" items 1 & 2 is recommended                                     A vote "AGAINST" items 3 & 4 is recommended

1. THE ELECTION OF 6 CLASS II DIRECTORS FOR A TERM TO EXPIRE IN 2004                                           FOR  AGAINST  ABSTAIN

   [_]    FOR all nominees, except as       [_]  WITHHOLD AUTHORITY      3.  SHAREHOLDER PROPOSAL CONCERNING
          lined through below.  (To vote         (ABSTAIN)  from voting      CONFIDENTIAL VOTING               [_]    [_]      [_]
          AGAINST any or all nominees            for all nominees.
          line through their names.)                                     4.  SHAREHOLDER PROPOSAL CONCERNING
                                                                             INVESTING IN CLEAN ENERGY         [_]    [_]      [_]
       H. F. Baldwin           J. T. Brady          B. B. Byron
       J. R. Curtiss           J. W. Geckle         G. L. Russell, Jr.       [_]    Please check this box if you plan to attend the
                                                                                    2001 annual meeting.

2. RATIFICATION OF                             FOR    AGAINST    ABSTAIN
   PRICEWATERHOUSECOOPERS LLP AS               [_]      [_]        [_]
   INDEPENDENT ACCOUNTANTS FOR 2001

                                                                          Please sign below, exactly as name appears at left. Joint
                                                                          owners should each sign. Attorneys, executors,
                                                                          administrators, trustees and corporate officials should
                                                                          give title or capacity in which they are signing.
                                                                          Signature_____________________________Date ______________

                                                                          Signature_____________________________Date ______________

               CONSTELLATION ENERGY GROUP, INC.

                          TEAR HERE ALONG PERFORATION
--------------------------------------------------------------------------------
[GRAPHIC]                     CONSTELLATION ENERGY GROUP, INC.
Constellation        P.O. Box 1642, Baltimore, Maryland 21203-1642
Energy Group

   Common Stock Proxy for Annual Meeting of Shareholders - April 27, 2001
        This Proxy is solicited on behalf of the Board of Directors

Please Vote and Sign on the Reverse Side and Return in the Enclosed Envelope.


The undersigned appoints Edward A. Crooke, Jerome W. Geckle and Christian H. Poindexter (or a majority of them or their substitutes, or one acting alone in the absence of the others), as proxies, with power to each to appoint a substitute and to revoke the appointment of such substitute, to vote all shares of common stock of Constellation Energy Group, Inc. which the undersigned is entitled to vote at the annual meeting to be held on April 27, 2001, and at any adjournments thereof, in the manner specified on the reverse side of this card with respect to each item identified thereon (as set forth in the Notice of Annual Meeting and Proxy Statement), and in their discretion on any shareholder proposal omitted from this proxy and such other business as may properly come before the annual meeting.

Shares represented by all properly executed proxies will be voted at the annual meeting in the manner specified. If no specification is made, votes will be cast "FOR" Items 1 & 2 and "AGAINST" Items 3 & 4 on the reverse of this card.

                                    (over)

                       Constellation Energy Group, Inc.

                             Employee Savings Plan

T. Rowe Price Trust Company, Trustee of the Employee Savings Plan, has not received a Voting Instructions Card for the 2001 meeting for the shares that you hold in the Plan. After receipt of the properly executed Voting Instructions Card, the Trustee will vote as directed by your instructions. However, in accordance with the Trust Agreement, even if you do not send in a signed Voting Instructions Card, the Trustee will vote your shares in the same proportion as the Trustee was instructed to vote shares for which it received Voting Instruction Cards.

We appreciate the support of our shareholders and encourage you to vote your Employee Savings Plan shares, regardless of the size of your holdings. We have, therefore, enclosed a second Voting Instructions Card so that you can vote your shares. Whether or not you plan to attend the meeting, please complete the Voting Instructions Card and return it to the Trustee in the envelope provided by April 20, 2001.

Our initial mailing to you included a proxy statement. If you would like to receive a duplicate copy, please contact one of our shareholder representatives in metropolitan Baltimore at 410-783-5920, within Maryland at 1-800-492-2861, outside Maryland at 1-800-258-0499.

                                                Richard D. Honaker

                                                Plan Administrator

                       Constellation Energy Group, Inc.

To Participants in the

Employee Savings Plan (the Plan)


The enclosed Notice of Annual Meeting of Shareholders, Proxy Statement, and Voting Instructions Card for the Annual Meeting of Shareholders, to be held on April 27, 2001, are being furnished to you by Constellation Energy Group, Inc. (Constellation Energy) on behalf of T. Rowe Price Trust Company, Trustee under the Plan.

In accordance with the Plan and the Trust Agreement between Constellation Energy and the Trustee, you may instruct the Trustee how to vote the shares of common stock held for you under the Plan. Therefore, please complete the enclosed Voting Instructions Card and return it in the accompanying envelope by April 20, 2001.

After receipt of the properly executed Voting Instructions Card, the Trustee will vote as directed by your instructions. However, in accordance with the Trust Agreement even if you do not send in a signed Voting Instructions Card, the Trustee will vote your shares in the same proportion as the Trustee was instructed to vote shares for which it received Voting Instruction Cards.

Each participant in the Plan who is a holder of record of other shares of Constellation Energy stock will receive, separately, a proxy card and accompanying proxy material to vote the shares of common stock registered in his or her name.

                               Richard D. Honaker

                               Plan Administrator

                                                            --------------------
From:                                                          First Class Mail
                                                                U.S. Postage
T. Rowe Price Retirement Plan Services, Inc.                         PAID
Constellation Energy Group PST                                  Baltimore, MD
P.O. Box 17215                                                   Permit# 250
Baltimore, MD 21297-0354                                    --------------------

          Please fold and detach card at perforation before mailing.

            Please vote by filling in the appropriate boxes below.

The Board of Directors recommends a vote "FOR" Items 1 & 2.                      FOR all nominees
                                                                                  listed at left,
1. THE ELECTION OF 6 CLASS II DIRECTORS FOR A TERM TO EXPIRE IN 2004.             except as lined    WITHHOLD
                                                                                 through (to vote    AUTHORITY
   H. F. Baldwin, J. T. Brady, B. B. Byron, J. R. Curtiss,                      AGAINST any or all  (ABSTAIN) from
   J. W. Geckle, G. L. Russell, Jr.                                                nominees line    voting for all
                                                                                   through their   nominees listed
                                                                                     names)            at left

                                                                                      [_]              [_]


2. RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT                          FOR            AGAINST         ABSTAIN
   ACCOUNTANTS FOR 2001                                                               [_]              [_]             [_]

The Board of Directors recommends a vote "AGAINST" Items 3 & 4.

3. SHAREHOLDER PROPOSAL CONCERNING CONFIDENTIAL VOTING                                [_]              [_]             [_]

4. SHAREHOLDER PROPOSAL CONCERNING INVESTING IN CLEAN ENERGY                          [_]              [_]             [_]


                                                                                          CONSTELLATION ENERGY GROUP, INC.

                                                                                    Date: ______________________

                                                                                    Please sign below, exactly as your name appears
                                                                                    to the left.

                                                                                    -----------------------------------------------


                                                                                    -----------------------------------------------
                                                                                                      SIGNATURE

                                               (over)

  /arrow/ Please fold and detach card at perforation before mailing. /arrow/


                  CONFIDENTIAL VOTING INSTRUCTIONS TO TRUSTEE


   PLEASE VOTE AND SIGN ON REVERSE SIDE AND RETURN IN THE ENCLOSED ENVELOPE These Voting Instructions are requested in conjunction with a proxy solicitation by the Board of Directors of Constellation Energy Group.




TO: T. ROWE PRICE TRUST COMPANY, AS TRUSTEE UNDER THE CONSTELLATION ENERGY GROUP
    EMPLOYEE SAVINGS PLAN


I hereby instruct T. Rowe Price Trust Company, as Trustee under the Constellation Energy Group Employee Savings Plan (Plan), to vote, by proxy, all shares of common stock of Constellation Energy Group (Company) allocated to me under the Plan at the annual meeting of the shareholders of Constellation Energy to be held on April 27, 2001, and at any adjournments thereof, in the manner specified on the reverse side of this form with respect to each item identified thereon (as set forth in the Notice of Annual Meeting and Proxy Statement), and Edward A. Crooke, Jerome W. Geckle and Christian H. Poindexter, in their discretion, shall vote in person on any shareholder proposal omitted from this proxy and such other business as may properly come before the annual meeting.

The Trustee will vote the shares represented by the Voting Instructions Card if properly signed and received by April 20, 2001. If no instructions are specified on a signed card, the shares represented thereby will be voted in accordance with the recommendations of the Board of Directors of Constellation Energy:
"FOR" Items 1 & 2 and "AGAINST" Items 3 & 4. In accordance with the Trust Agreement, if you do not vote your shares, the Trustee will vote them for you in the same proportion as the Trustee was instructed to vote shares for which it received Voting Instruction Cards.


                                    (over)

Christian H. Poindexter                         Constellation Energy Group, Inc.
Chairman of the Board                                       250 W. Pratt Street
and Chief Executive Officer                          Baltimore, Maryland  21201


                     [LOGO OF CONSTELLATION ENERGY GROUP]


April 11, 2001


Dear Shareholder:

As of April 6, 2001, we had not received your proxy card for the 2001 annual shareholders meeting to be held April 27th.

We appreciate the support of our shareholders and encourage you to vote your shares, regardless of the size of your holdings. We have, therefore, enclosed a second proxy card so that you can vote your shares. Whether or not you plan to attend the meeting, please complete and return the enclosed proxy card to ensure that your vote will be counted at the meeting.

Our initial mailing to you also included a proxy statement and our 2000 annual report to shareholders. If you would like to receive a duplicate copy of these documents, simply contact one of our shareholder representatives in metropolitan Baltimore at 410-783-5920, within Maryland at 1-800-492-2861, or outside Maryland at 1-800-258-0499.


Sincerely,


/s/ Christian H. Poindexter

Chairman of the Board
and Chief Executive Officer


Enclosures